Sub-Item 77Q2


Nuveen Multi-Strategy Income and Growth Fund formerly known as Nuveen Preferred and Convertible
Income Fund -
333- 102903
811-21293


Based on a review of the SEC Forms 3, 4 and 5 furnished to the Fund, the Fund believes that all Section 16(a) filing requirements applicable to the Funds officers and directors, investment adviser and affiliated persons of the investment adviser were complied with, except that a Form 4,
Statement of Changes in Beneficial Ownership, was filed late on behalf of the officers listed below.


OFFICERS:


David J. Lamb filed a late Form 4 on June 2, 2009, accession number 0001225208-09-013579

Gifford R. Zimmerman filed a late Form 4 on February 21, 2008, accession number 0001390974-08-000119